As Filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333-255507

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMX Royalty Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1000	98-102691
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

905 – 815 W. Hastings St.

Vancouver, British Columbia

Canada V6C 1B4

(604) 688-6390

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, NY 10005

Telephone: (212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

David Gossen Chief Legal Officer Elemental Royalty Corporation 905 – 815 W. Hastings St. Vancouver, British Columbia V6C 1B4, Canada (604) 646-4527	Thomas M. Rose Shona C. Smith Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, Massachusetts 02199-7613 United States (757) 687-7715

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below).

	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

On April 26, 2021, EMX Royalty Corporation, a corporation governed by the laws of the Province of British Columbia (the “Registrant”), filed a registration statement on Form F-10 (File No. 333-255507) (the “Registration Statement”), registering the sale by the Registrant from time to time of such indeterminate number of common shares, debt securities, warrants, subscription receipts, and units of the Registrant (collectively, the “Securities”), and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements up to an aggregate offering price not to exceed CDN$200,000,000.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia), effective November 13, 2025, Elemental Royalty Corporation (formerly, Elemental Altus Royalties Corp.), a corporation governed by the laws of the Province of British Columbia (“Elemental”), acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated September 4, 2025, by and among Elemental, 1554829 B.C. Ltd. and the Registrant.

As a result of the Arrangement, the Registrant has terminated all offerings of Securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, Colorado, Country of United States, on November 25, 2025.

EMX ROYALTY CORP.

By:	/s/David Gossen
	Name:	David Gossen
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on November 25, 2025:

Signature	Title

/s/ David Gossen David Gossen	President (principal executive officer, principal financial and accounting officer)

/s/ Frederick Bell Frederick Bell	Director

/s/ Stefan Wenger	Director
Stefan Wenger

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of EMX Royalty Corporation in the United States on November 25, 2025.

AUTHORIZED REPRESENTATIVE

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director